As filed with the U.S. Securities and Exchange Commission on April 9, 2024

Registration No. 333-270841
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0453513
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
300 First Stamford Place, 5th Floor
Stamford, Connecticut 06902
(203) 276-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Constantine Tsoutsoplides
Chief Financial Officer
Eagle Bulk Shipping Inc.
300 First Stamford Place, 5th Floor
Stamford, Connecticut 06902
(203) 276-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel I. Fisher
Zachary N. Wittenberg
John P. Clayton
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
(212) 872-1000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to Form S-3 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-270841) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2023 by Eagle Bulk Shipping Inc., a Republic of the Marshall Islands corporation (the “Registrant”), and amended by Amendment No. 1 to the Registration Statement filed with the SEC on April 27, 2023. The Registration Statement pertains to the registration of (i) an unspecified number of shares of common stock, shares of preferred stock, debt securities, guarantees, warrants, purchase contracts, rights and units consisting of some or all of these securities in any combination, up to a maximum aggregate offering price of $750,000,000 and (ii) 3,781,561 shares of common stock offered, by selling shareholders named therein.
On December 11, 2023, the Registrant, Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (“Star Bulk”), and Star Infinity Corp., a Republic of the Marshall Islands corporation and a wholly owned subsidiary of Star Bulk (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on April 9, 2024, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Star Bulk.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement to remove from registration the shares registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on April 9, 2024.

EAGLE BULK SHIPPING INC.
(registrant)

By:	/s/ Constantine Tsoutsoplides
Name:	Constantine Tsoutsoplides
Title:	Chief Financial Officer
No other person is required to sign this Post-Effective Amendment No. 1 on Form S-3 in reliance upon Rule 478 under the Securities Act.